Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Freescale Semiconductor, Inc.

We consent to the use of our report dated March 22, 2004, except as to note 16, which is as of May 28, 2004, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in note 10 to the Combined Financial Statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” on January 1, 2002.

/s/    KPMG LLP

Phoenix, Arizona

July 16, 2004